STATEMENT OF DESIGNATION

                     AND DETERMINATION OF PREFERENCES

                                    OF

                           SERIES C CONVERTIBLE

                              PREFERRED STOCK

                      OF DELTA PETROLEUM CORPORATION

TO THE SECRETARY OF STATE OF THE STATE OF COLORADO:

     Pursuant to the provisions of the Colorado Corporation Code, the undersigned Aleron H. Larson, Jr. and Roger A. Parker Secretary and President, respectively, of Delta Petroleum Corporation, (the "Corporation") a Colorado corporation, submit the following Statement of Designation and Determination of Preferences of Series C Convertible Preferred Stock.

     FIRST:  The name of the Corporation is Delta Petroleum
Corporation, a Colorado corporation.

     SECOND: At a meeting of the board of directors of the corporation held on April 29, 1996, and at which a quorum was duly present and acting throughout, the following resolution was unanimously adopted:

     WHEREAS the Articles of Incorporation of the corporation authorize a class of preferred shares of stock consisting of 3,000,000 shares having a par value of $.10 per share, issuable from time to time in one of more series; and

     WHEREAS the board of directors of the corporation is authorized, subject to limitation prescribed by law and by the provision of Article FOURTH of the corporation's Articles of Incorporation, to establish and fix the number of shares to be included in any series of preferred and the designation, rights, preferences and limitation of the shares to be included in any series of preferred stock and the designation, rights, preferences and limitation of the shares of such series; and

     WHEREAS it is the desire of this board of directors to issue, establish and fix a series of preferred stock and the designation, rights, preferences and limitation of the shares of such series.

     NOW THEREFORE BE IT RESOLVED that pursuant to Article FOURTH of the corporation's Articles of Incorporation there is hereby established a series of 1,000 shares of preferred stock of the corporation, to have the designation, rights, preferences and limitation set forth in such Article FOURTH as modified in the paragraphs below:

     (1) Designation. The 1,000 shares of such series shall be designated "Series C Convertible Preferred Stock." Such series shall hereinafter be referred to as the "Series C Preferred Stock."

     (2)  Voting Rights.  The holders of the shares of Series C
Preferred Stock shall have no voting rights.

     (3) Conversion Rights. (a) For a period of six months from the date of issuance, each of the shares of Series C Preferred Stock shall be convertible at any time and from time to time at the option of the respective holders thereof into fully paid and non-assessable shares of the Corporation's common stock (the "Common Stock") upon and subject to the terms and conditions set forth in the following subparagraphs of this paragraph, and of any investment representation agreement or similar document directly related to such issuance.

          (b) Each share of Series C Preferred Stock shall be convertible into the number of shares of Common Stock determined by a fraction the numerator of which is $10,000 and the denominator of which is the lesser of $4.50 or 65% of the five day average closing price of the corporation's shares as reported by NASDAQ (or if not then listed on NASDAQ then by such exchange or market where traded) for the five trading days prior to conversion; provided that the conversion price represented in the denominator may never be lower than $3.00 per share. In the event that 65% of the five day average closing price is less than $3.00 per share then $3.00 shall be used as the denominator. The number of shares of Common Stock issuable at any time upon conversion of one share of Series C Preferred Stock is hereinafter referred to as the "Conversion Rate".

          (c) (i) In any of the following events, occurring hereafter, appropriate and equitable adjustment shall be made in the Conversion Rate, so as to maintain the proportionate interest of each holder of the Series C Preferred Stock: (A) any declaration of a dividend on the Common Stock, payable in Common Stock or securities convertible into Common Stock; (B) any decrease in the number of outstanding shares of the Common Stock by a combination, consolidation or reclassification of shares; (C) any increase in the number of outstanding shares of the Common Stock by a split-up or reclassification of shares; or (D) any distribution by the corporation to any of the holders of the Common Stock, qua shareholders, of any corporate property (excluding cash dividends payable out of funds legally available therefor).

              (ii) If there shall be effected any consolidation or merger of the corporation with another corporation (other than a consolidation of merger in which the corporation is the continuing corporation) or the sale of all or substantially all of the corporation's assets to another corporation, then, as a condition of such consolidation, merger or sale, lawful and fair provision shall be made whereby the holder of any share or shares of Series
C Preferred Stock shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified in this paragraph (3) and in lieu of the shares of Common Stock of the corporation immediately theretofore purchasable and receivable upon the conversion of such share or shares of Series C Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore purchasable and receivable upon such conversion had such consolidation, merger or sale not taken place; and in any such case appropriate provision shall be made with respect to the rights and interests of the holders of shares of Series C Preferred Stock to the end that the provisions hereof (including without limitation, provisions for adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as may be, in relation to any share of stock, securities or assets thereafter deliverable upon the conversion of such share or shares of Series C Preferred Stock. The corporation shall not effect any such consolidation, merger or sale unless prior to the consummation thereof the successor corporation (if other than the corporation) resulting from such consolidation or merger, or the corporation purchasing such assets, shall assume by written instrument executed and delivered to the corporation the obligation to deliver the holders of shares of Series C Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provision, such holder may be then entitled to purchase.

              (iii) No adjustment in the Conversion Rate shall be made if, at the same time as the corporation issues shares of Common Stock as a dividend which, as provided in (i) above, would otherwise call for an adjustment in the conversion Rate, the corporation shall issue shares of Common Stock as a dividend or distribution on the outstanding shares of Series C Preferred stock equal to the dividend or distribution of the shares of Common Stock into which the Series C Preferred Stock is then convertible.

              (iv)  Except as otherwise specifically provided in
(i) above, no adjustment in the Conversion Rate shall be made by reason of the issuance of shares of Common Stock or any security convertible into shares of Common Stock in exchange for cash, property of services.

              (v) Notwithstanding any other provision of this subparagraph (c) of paragraph (3), the corporation shall not be required, except as hereinafter provided, to make any adjustment of the Conversion Rate in any case in which the amount by which such Conversion Rate would be increased would be less than five one hundredths (5/100) of a share of Common Stock, but in such case any adjustment that would otherwise be required then to be made shall be carried forward and made at the time and together with the next subsequent adjustment which, together with any and all such adjustments so carried forward, shall amount to one one-twentieth of a share of Common Stock; in the event of any subdivision or combination of shares of common stick such amount of one-twentieth (as theretofore decreased or increased) shall be proportionately decreased or increased.

              (vi) No fraction of a share of Common Stock shall be issued upon conversion, but in lieu thereof the corporation shall, notwithstanding any other provision of this paragraph (3), pay for such fraction an appropriate amount in cash.

              (vii) Whenever the Conversion Rate is adjusted, the corporation shall deliver prompt written notices to each holder of the Series C Preferred Stock, containing a statement signed by two officers of the corporation, stating the adjusted Conversion Rate and sufficient facts to show the reason for and the manner of computing the adjustments.

              (viii) Neither the purchase or other acquisition by the corporation of any shares of Common stock nor the sale or other disposition of any shares of Common Stock at any time theretofore purchased or otherwise acquired by it shall result in any adjustment of the Conversion Rate or be taken into account in computing any subsequent adjustment of the Conversion Rate.

          (d) Each share of Series C Preferred Stock shall be automatically converted into shares of corporations Common Stock as provided above upon the earlier of:

              (i)  The effectiveness of a registration statement
(or similar document as require by the applicable jurisdiction) related to the shares of Common Stock underlying the conversion right; or

              (ii)  Six months from the date issued; or

              (iii)  June 1, 1997.

          (e) The corporation shall at all times reserve and keep available out of its authorized by unissued shares of Common Stock, for the purpose of effecting the conversion of shares of Series C Preferred Stock, the full number of whole shares of Common Stock then deliverable upon the conversion of all shares of Series C Preferred Stock at the time outstanding.

          (f) The Series C Preferred Stock shall be convertible at the office of the Corporation upon surrender of the certificate or certificates therefore, duly endorsed for transfer. Such conversion shall be deemed to have been made as of the date of such surrender of certificates representing shares of Series C Preferred Stock for conversion and the person entitled to receive the common Stock issuable on such conversion shall be treated for all purposes as having become the record holder of such Common Stock on such date. The corporation shall make no payment or adjustment on account of any dividends accrued on the shares of Series C Preferred Stock surrendered for conversion, except that all dividends accrued and unpaid on such shares up to the dividend payment date immediately preceding such surrender for conversion shall constitute a debt of the corporation payable without interest to the converting stockholder, and no dividend shall be declared or paid in respect to shares of Common Stock until such debt shall be fully paid or sufficient funds set apart for the payment thereof.

     (4) No dividends shall be declared or paid on the corporation's Common Stock prior to the conversion of all shares of Series C Preferred Stock.

     (5) In the event of a liquidation or dissolution (or similar event) of the corporation prior to conversion of the Series C Preferred Stock, the Series C Preferred Stock shall be treated as if it has been converted to Common Stock for all purposes related to such liquidation, dissolution or similar event.

     (6) The Series C Preferred Stock Shall have no other preferences over Common Stock except those specifically set forth above.

     IN WITNESS WHEREOF the undersigned corporation has caused this Statement to be prepared, executed and verified by its duly authorized president and secretary.

     Dated: April 29, 1996

               Delta Petroleum Corporation

               By: s/Roger A. Parker
                       President

               By: s/Aleron H. Larson, Jr.
                       Secretary


State of Colorado             )
                              ) ss.
City and County of Denver     )

     I, Sheryl K. Shelton, a notary public, do hereby certify that on this 8th day of May, 1996, personally appeared before me, Roger A. Parker, who, being by me first duly sworn, declared that he is President of Delta Petroleum Corporation, that he signed the foregoing documents as President of the corporation and that the statements contained therein are true.

     In witness whereof I have hereunto set by hand and seal this 8th day of May, 1996.

My commission expires:          5/18/97

                                      s/Sheryl K. Shelton



State of Colorado             )
                              ) ss.
City and County of Denver     )

     I, Sheryl K. Shelton, a notary public, do hereby certify that on this 8th day of May, 1996, personally appeared before me, Aleron H. Larson, Jr., who, being by me first duly sworn, declared that he is Secretary of Delta
Petroleum Corporation, that he signed the foregoing documents as Secretary of the corporation and that the statements contained therein are true.

     In witness whereof I have hereunto set by hand and seal this 8th day of May, 1996.

My commission expires:          5/18/97

                                     s/Sheryl K. Shelton